Exhibit 99.1

NYSE Regulation Accepts Plan for NTN Buzztime, Inc. to Regain Compliance by September 2021

CARLSBAD, Calif., June 15, 2020 — NTN Buzztime, Inc. (NYSE American: NTN), announced it received a letter from NYSE Regulation, Inc. on June 11, 2020, stating it accepted the company’s plan to regain compliance with Section 1003(a)(iii) of the NYSE American Company Guide by September 27, 2021, and granted the company a plan period through September 27, 2021 to regain compliance.

In the letter, NYSE Regulation also notified the company that it was not in compliance with Section 1003(a)(ii) of the NYSE American Company Guide because the company reported stockholders’ equity of less than $4.0 million as of March 31, 2020 and had net losses in its five most recent fiscal years ended December 31, 2019. The company is not in compliance with Section 1003(a)(iii) of the NYSE American Company Guide because it reported stockholders’ equity of less than $6.0 million as of December 31, 2019 and had net losses in its five most recent fiscal years ended December 31, 2019.

The company will be subject to periodic review by NYSE Regulation staff for compliance with the company’s plan to regain compliance. If the company is not in compliance with the continued listing standards by September 27, 2021, or if the company does not make progress consistent with its plan during the plan period, NYSE Regulation staff will initiate delisting procedures as appropriate. The listing of the company’s common stock on the exchange is being continued pursuant to an extension.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology that helps its customers acquire, engage and retain its patrons. Most frequently used in bars and restaurants in North America, the Buzztime tablets, mobile app and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living, and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games. Buzztime’s platform creates connections among the players and venues and amplifies guests’ positive experiences. Buzztime’s in-venue TV network creates one of the largest digital out of home ad audiences in the US and Canada. Buzztime hardware solutions leverages the company’s experience manufacturing durable tablets and charging systems, enabling a diverse group of businesses including corrections, point-of-sale and loyalty with product implementation. Buzztime games have also been recently licensed by other businesses serving other markets. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter@buzztime.

IR AGENCY CONTACT: Kirsten Chapman, LHA Investor Relations, buzztime@lhai.com 415-433-3777